Issuer Free Writing Prospectus, dated November 8, 2013

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated November 8, 2013 and

Registration Statement No. 333-181185

Health Care REIT, Inc.

Pricing Term Sheet

Issuer:	Health Care REIT, Inc.

Offering Format:	SEC Registered

Title of Securities:	4.800% Notes due 2028

Principal Amount:	£550,000,000

Maturity:	November 20, 2028

Coupon:	4.800% per year, accruing from November 20, 2013

Initial Price to Public:	98.599%, plus accrued interest, if any

Yield to Maturity:	4.875% (semi-annual)

Benchmark Government Security:	UK Gilt 6.000% due 12/2028

Spread to Benchmark Government Security:	+178 basis points

Benchmark Government Security Price / Yield:	134.78 / 3.095% (semi-annual)

Interest Payment Dates:	November 20 of each year, commencing November 20, 2014

Day Count Convention:	Actual / Actual (ICMA)

Optional Redemption Provisions:	Make-whole call prior to August 20, 2028 based on the Comparable Government Bond Rate +0.30% (30 basis points) or at par on or after August 20, 2028

Denominations:	£100,000 x £1,000

Listing:	The Issuer intends to apply to list the notes on the New York Stock Exchange

Joint Bookrunning Managers:

Deutsche Bank AG, London Branch

Barclays Bank PLC

Crédit Agricole Corporate and Investment Bank

Merrill Lynch, Pierce, Fenner & Smith Incorporated

The Royal Bank of Scotland plc

Wells Fargo Securities, LLC

Trade Date:	November 8, 2013

Settlement Date:	November 20, 2013

ISIN / Common Code / CUSIP:	XS0994433836 / 099443383 / 42217K BD7

Anticipated Ratings (Moody’s/S&P/Fitch)*:	Baa2 / BBB / BBB (all stable)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Deutsche Bank AG, London Branch collect at +44 20 7545 8000 or Barclays Bank PLC toll-free at +1-888-603-5847.